Exhibit (d)(3)(D)(ii)

May 1, 2013

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2013, we have agreed to waive the administrative services fee payable to us under the Amended and Restated Administration Agreement dated November 30, 2008 between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) with respect to ING American Funds Global Growth and Income Portfolio and ING American Funds International Growth and Income Portfolio (together, the “Portfolios”), each a series of ING Investors Trust, in the amount of 0.05% per annum. We agree to waive that fee for the period from May 1, 2013 through and including May 1, 2014.

ING Funds Services, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Senior Vice President

ING Funds Services, LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson Kimberly A. Anderson Senior Vice President
7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Funds Services, LLC

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